Change in Management for YTB International, Inc.

Edwardsville, IL. January 4, 2006. YTB International, Inc. [OTCBB: YTBL] Effective immediately, Board member and YTB Co-Founder Scott Tomer has been named Chief Executive Officer of YTB International, Inc. Michael Y. Brent is assuming the role of President of YTB International, Inc.

While this change has little impact on the day-to-day operations of the parent company, it reflects the fact the YourTravelBiz.com is the largest segment of YTB International, Inc. Tomer is also President and CEO of YourTravelBiz.com.

“I am honored by the new position and related duties and look forward to working closely with Michael as a close partner to help build this company into what we have envisioned since its inception, said Tomer. “We have a superb management team and are building a superior organization.”

Michael Brent says, “We have a tremendous organization now, and opportunities to build a greater organization. I am excited about Scott leading YTB International, Inc., and the opportunity to work even closer with a great friend and colleague.”

ABOUT YTBI: YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing on-line travel agencies through a nationwide network of over 20,000 independent business people, known as Independent Marketing Representatives, or “IMRs.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of on-line travel agents (RTAs,) collects travel payments and licensing fees, and processes travel commissions. The RTA sells travel through a personalized Internet-based travel Website. The Rezconnect Technologies division builds online reservation systems for suppliers within the travel industry.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Companies actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.